UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2010
Spirit AeroSystems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (316) 526-9000
N/A
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b) On September 16, 2010, Ronald C. Brunton, the Senior Vice President, Special Assignments, of Spirit AeroSystems Holdings, Inc. (the “Company”) informed the Company of his intention to retire from the Company on December 31, 2010. Mr. Brunton joined The Boeing Company (“Boeing”) in 1983, was appointed Vice President of Manufacturing in December 2000 and served in that capacity until the date of the Company’s acquisition of the assets of Spirit AeroSystems, Inc., the Company’s wholly owned subsidiary, from Boeing in June 2005. Mr. Brunton has served in a variety of executive roles with the Company, including having served as the Executive Vice President and Chief Operating Officer from June 2005 until February 2008.
     (e) On September 14, 2010, the board of directors (the “Board”) of the Company approved the modification of the compensation arrangements for Jeffrey L. Turner, the Company’s President and Chief Executive Officer, effective as of September 24, 2010. The decision to modify Mr. Turner’s compensation is the result of an extensive review by the Board’s Compensation Committee (the “Compensation Committee”) of the compensation of the chief executive officers of the Company’s peer group of several aerospace and other industrial manufacturing companies that are listed on national securities exchanges, including consultation with Towers Watson, the Company’s compensation consultants. As a result of such review, and taking into account the observations of shareholder advisory services and the fact that the service component of the vesting formula for all of Mr. Turner’s grants under the Company’s Executive Incentive Plan (the “EIP”) has been satisfied and no further shares are expected to be granted under the EIP, the Compensation Committee determined that Mr. Turner’s total annual compensation should be adjusted to more closely align with the market median level for chief executive officers of the Company’s peer group. The Compensation Committee also determined that the percentage of Mr. Turner’s target annual compensation that is at-risk is substantially above such market median level. Accordingly, the Compensation Committee recommended to the Board, and the Board approved, the modifications to Mr. Turner’s compensation discussed below. Such decision was made with the Company’s goal of retaining executive talent and to reduce the percentage of the chief executive officer’s target annual compensation that is at-risk to further ensure that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
     Commencing September 24, 2010, Mr. Turner will receive an annual base salary of $500,000. In addition, to further the Company’s objectives outlined above regarding at-risk compensation, the percentages of Mr. Turner’s annual base salary for which he will be eligible to receive awards under the Company’s Short-Term Incentive Plan (the “STIP”) and Long-Term Incentive Plan (the “LTIP”) will be reduced from the percentages under his existing compensation arrangements. Under the STIP and LTIP, participants are eligible to receive annual awards based on a stated percentage of their annual base salaries. Under the modified compensation arrangements, Mr. Turner will be entitled to receive an award under the STIP (in cash and/or Company common stock) with a value equal to 300% of his annual base salary (reduced from 400%) if target performance goals are reached and 600% of his annual base salary (reduced from 800%) if maximum performance goals are reached. If target performance goals are not reached, Mr. Turner will only be entitled to incentive compensation (if any) otherwise provided to the Company’s executives under the STIP and the Company’s policies. The actual amount payable to Mr. Turner under the STIP will continue to be dependent upon the achievement of the Company’s performance objectives, which are the same as the objectives established under the plan for other executive officers of Spirit and certain other employee groups. Depending on performance, the actual amount payable to Mr. Turner under the STIP may be less than, greater than or equal to the stated target bonus (and could be zero). The portion of the STIP award that Mr. Turner receives for 2010 will be prorated based on the portion of the year for which his new compensation arrangements apply. Mr. Turner will also be entitled to receive an award under the LTIP with a value equal to 500% of his annual base salary (reduced from 900%). The award under the LTIP will continue to be subject to the terms and provisions of the LTIP and terms and conditions (including vesting conditions) established by the Board and the Compensation Committee.
     Other than as set forth herein, Mr. Turner’s employment agreement with the Company will continue in full force and effect on its current terms.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
Date: September 17, 2010	By:	/s/ Michelle A. Russell
		Name:	Michelle A. Russell
		Title:	Senior Vice President, General Counsel and Secretary